                       SECURITIES AND EXCHANGE COMMISSION


                             WASHINGTON, D.C. 20549


                                   FORM 8-K/A

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


                         Date of Report  June 12, 1998
                   Amending Form 8-K filed on April 17, 1998


                      LET'S TALK CELLULAR & WIRELESS, INC.



               (Exact name of registrant as specified in charter)


          FLORIDA                  0-23351                        65-0292891
--------------------------------------------------------------------------------
      State or other            (Commission                    (IRS Employer
      jurisdiction of           File Number)                 Identification No.)
      incorporation





800 Brickell Avenue, Suite 400, Miami, Florida                       33131
--------------------------------------------------------------------------------
(Address of principal offices)                                     (Zip Code)




Registrant's telephone number including area code                 (305) 358-8255


(Former name or former address, if changed since last report)     Not applicable
                                                                  --------------

This current report on Form 8-K/A amends the Registrant's current report on Form 8-K filed on April 17, 1998.

Item 2.  ACQUISITION OF ASSETS.

         On April 2, 1998, Let's Talk Cellular & Wireless, Inc., a Florida corporation (the "Registrant"), completed the acquisition of all of the outstanding capital stock (the "Shares") of Sosebee Enterprises, Inc., a Georgia corporation doing business as "Cellular Warehouse," and Cellular Warehouse, Inc., a Georgia corporation (together, the "Companies"). The Shares were purchased by the Registrant from Messrs. Richard J. Sosebee and Frederick L. Hill, III (the "Selling Shareholders"), each of whom owned half of the outstanding common stock of each Company. The Selling Shareholders received as consideration from the Registrant an aggregate of (i) approximately Nineteen Million Nine Hundred Thousand Dollars ($19.9 million) in cash, including acquisition costs of approximately $884,000 and (ii) Five Hundred and Fifty Thousand (550,000) shares of common stock of the Registrant. The cash portion of the consideration paid by the Registrant was financed through a Loan and Security Agreement, dated April 2, 1998, by and among the Registrant and certain of its subsidiaries, certain Lenders and The Chase Manhattan Bank, as Agent. The consideration was negotiated at arms-length by the Registrant and the Selling Shareholders. The Companies are independent specialty retailers of cellular and wireless products, services and accessories. The Registrant intends to operate the Companies in substantially the same manner as they operated prior to the Registrant's acquisition of the Shares.

Item 7. Financial Statements and Exhibits

        (a)  Financial Statements of Business Acquired.

             The following statements of Sosebee Enterprises, Inc. d/b/a Cellular Warehouse, Inc. are filed herewith on the pages subsequent hereto:


                        Report of Independent Certified Public Accountants;

                        Balance Sheets at December 31, 1996 and December 31,
                          1997;

                        Statements of Income for the Years ended December 31,
                          1995, December 31, 1996 and December 31, 1997;

                        Statement of Shareholders' Equity for the Years ended
                          December 31, 1995, December 31, 1996 and December 31, 1997

                        Statement of Cash Flows for the Years ended
                          December 31, 1995, December 31, 1996 and December 31, 1997

                        Notes to Financial Statements for the Years ended
                          December 31, 1995, 1996 and 1997


        (b) Pro Forma Financial Information. The following pro forma financial information (unaudited) filed herewith on the pages subsequent hereto gives effect to the acquisition of Sosebee Enterprises, Inc. and Cellular Warehouse, Inc. on April 1, 1998:

                        Pro Forma Condensed Consolidated Statements of Income for the nine months ended April 30, 1998 and the year ended July 31, 1997 and Notes thereto.

Exbibits:

2.1 Second Amended and Restated Stock Purchase Agreement by and between Let's Talk Cellular & Wireless, Inc. and certain Selling Shareholders relating to the acquisition of Sosebee Enterprises, Inc. d/b/a Cellular Warehouse and Cellular Warehouse, Inc. dated as of March 1, 1998

                                  SIGNATURES
                                  -----------

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            Let's Talk Cellular & Wireless, Inc.
                                                      (Registrant)

Date: June 12, 1998                         By: /s/ Daniel Cammarata
                                                -------------------------------
                                                Daniel Cammarata
                                                Chief Financial Officer


                               Page 3 of 29 Pages

                              Financial Statements

                         Sosebee Enterprises, Inc. d/b/a
                            Cellular Warehouse, Inc.

                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                       WITH REPORT OF INDEPENDENT AUDITORS

                         Sosebee Enterprises, Inc. d/b/a
                            Cellular Warehouse, Inc.

                              Financial Statements

                  Years ended December 31, 1995, 1996 and 1997



                                    CONTENTS

Report of Independent Auditors..........................................................................1

Audited Financial Statements

Balance Sheets..........................................................................................2
Statements of Income....................................................................................3
Statements of Shareholders' Equity......................................................................4
Statements of Cash Flows................................................................................5
Notes to Financial Statements...........................................................................6

ERNST & YOUNG LLP      * Suite 2800                       * Phone: 404 874 8300
                         600 Peachtree Street
                         Atlanta, Georgia 30308-2215











                         Report of Independent Auditors


Board of Directors and Shareholders
Sosebee Enterprises, Inc.
   d/b/a Cellular Warehouse, Inc.

We have audited the accompanying balance sheets of Sosebee Enterprises, Inc. d/b/a Cellular Warehouse, Inc. (the Company) as of December 31, 1996 and 1997, and the related statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sosebee Enterprises, Inc. d/b/a Cellular Warehouse, Inc. at December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.



                                        /s/ ERNST & YOUNG LLP


May 8, 1998

                         Sosebee Enterprises, Inc. d/b/a
                            Cellular Warehouse, Inc.

                                 Balance Sheets

                                                                               DECEMBER 31
                                                                       1996                  1997
                                                               --------------------------------------------
ASSETS
Current assets:
  Cash and cash equivalents                                       $     2,619,860       $     2,623,735
  Accounts receivable, net                                              7,103,342             4,598,424
  Inventories                                                           2,607,373             2,154,900
  Prepaid expenses                                                        136,696               158,198
  Other current assets                                                    163,013               134,794
                                                               --------------------------------------------
Total current assets                                                   12,630,284             9,670,051

Property and equipment, net                                               770,304               832,226

Intangible assets, net                                                    962,835               964,238
                                                               --------------------------------------------
Total assets                                                          $14,363,423           $11,466,515
                                                               ============================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Trade accounts payable                                          $     2,966,523       $     2,258,447
  Accrued expenses                                                      1,542,578             1,238,706
  Deferred revenues                                                       256,271               386,532
  Customer deposits and rebates                                         1,058,435               756,962
                                                               --------------------------------------------
Total current liabilities                                               5,823,807             4,640,647

Long-term deferred revenues                                               402,830               558,334

Shareholders' equity:

  Common stock, $1.00 par value, 100,000 shares authorized,
     1,000 shares issued and outstanding                                    1,000                 1,000
  Additional paid-in capital                                               29,000                29,000
  Retained earnings                                                     8,106,786             6,237,534
                                                               --------------------------------------------
Total shareholders' equity                                              8,136,786             6,267,534
                                                               --------------------------------------------
Total liabilities and shareholders' equity                            $14,363,423           $11,466,515
                                                               ============================================

                         Sosebee Enterprises, Inc. d/b/a
                            Cellular Warehouse, Inc.

                              Statements of Income

                                                               YEAR ENDED DECEMBER 31
                                                    1995                1996                1997
                                            -------------------------------------------------------------

Net revenues:
  Activation commissions                        $    9,354,051        $21,474,658           $20,676,080
  Residual income                                    2,203,949          4,074,014             6,711,300
  Product sales and other                            3,011,560          7,079,682            11,043,430
                                            -------------------------------------------------------------
Total net revenues                                  14,569,560         32,628,354            38,430,810

Cost of sales                                        7,004,966         14,413,008            15,597,981
                                            -------------------------------------------------------------
Gross profit                                         7,564,594         18,215,346            22,832,829

Operating expenses:
  Selling, general and administrative                5,265,495         11,545,809            14,503,176
  Depreciation and amortization                         34,685            114,044               210,746
  Amortization of intangible assets                         --            225,165               318,597
                                            -------------------------------------------------------------
Total operating expenses                             5,300,180         11,885,018            15,032,519
                                            -------------------------------------------------------------
Net income                                      $    2,264,414     $    6,330,328        $    7,800,310
                                            =============================================================

                         Sosebee Enterprises, Inc. d/b/a
                            Cellular Warehouse, Inc.

                       Statements of Shareholders' Equity


                                      COMMON STOCK        ADDITIONAL                          TOTAL
                                 -----------------------   PAID-IN         RETAINED       SHAREHOLDERS'
                                   SHARES     AMOUNT       CAPITAL         EARNINGS           EQUITY
                                 --------------------------------------------------------------------------
Balance at January 1, 1995           1,000      $1,000      $29,000      $   1,088,530    $   1,118,530
   Dividends paid                       --          --           --           (243,563)        (243,563)
   Net income                           --          --           --          2,264,414        2,264,414
                                 --------------------------------------------------------------------------
Balance at December 31, 1995         1,000       1,000       29,000          3,109,381        3,139,381
   Dividends paid                       --          --           --         (1,332,923)      (1,332,923)
   Net income                           --          --           --          6,330,328        6,330,328
                                 --------------------------------------------------------------------------
Balance at December 31, 1996         1,000       1,000       29,000          8,106,786        8,136,786
   Dividends paid                       --          --           --         (9,669,562)      (9,669,562)
   Net income                           --          --           --          7,800,310        7,800,310
                                 --------------------------------------------------------------------------
Balance at December 31, 1997         1,000      $1,000      $29,000      $   6,237,534    $   6,267,534
                                 ==========================================================================

                         Sosebee Enterprises, Inc. d/b/a
                            Cellular Warehouse, Inc.

                            Statements of Cash Flows

                                                                    YEAR ENDED DECEMBER 31
                                                            1995             1996              1997
                                                      ----------------------------------------------------
OPERATING ACTIVITIES
Net income                                                $  2,264,414     $  6,330,328      $  7,800,310
Adjustments to reconcile net income to net cash
  provided by operating activities:
   Depreciation and amortization                                34,685          114,044           210,746
   Amortization of intangible assets                                --          225,165           318,597
   Changes in operating assets and liabilities:
     Accounts receivable                                    (1,849,108)      (3,603,499)        2,504,918
     Inventories                                                59,421       (1,410,890)          452,473
     Prepaid expenses                                           (5,935)         (86,933)          (21,502)
     Other current assets                                      (20,867)        (106,661)           28,219
     Trade accounts payable                                    752,921        1,440,864          (708,076)
     Accrued expenses                                         (199,971)       1,010,119          (303,872)
     Deferred revenues                                          69,190          589,911           285,765
     Customer deposits and rebates                             475,778          466,914          (301,473)
                                                      ----------------------------------------------------
Net cash provided by operating activities                    1,580,528        4,969,362        10,266,105

INVESTING ACTIVITIES
Purchases of property and equipment                            (86,840)        (723,036)         (272,668)
Acquisitions of customer bases                                      --       (1,188,000)         (320,000)
                                                      ----------------------------------------------------
Net cash used in investing activities                          (86,840)      (1,911,036)         (592,668)

FINANCING ACTIVITIES
Decrease in loans from shareholders                           (727,002)              --                --
Dividends paid                                                (243,563)      (1,332,923)       (9,669,562)
                                                      ----------------------------------------------------
Net cash used in financing activities                         (970,565)      (1,332,923)       (9,669,562)
                                                      ----------------------------------------------------

Net increase in cash and cash equivalents                      523,123        1,725,403             3,875
Cash and cash equivalents at beginning of period               371,334          894,457         2,619,860
                                                      ----------------------------------------------------
Cash and cash equivalents at end of period                $    894,457     $  2,619,860      $  2,623,735
                                                      ====================================================

                         Sosebee Enterprises, Inc. d/b/a
                            Cellular Warehouse, Inc.

                          Notes to Financial Statements

                  Years ended December 31, 1995, 1996 and 1997

1. NATURE OF OPERATIONS AND BASIS OF PRESENTATION

Sosebee Enterprises, Inc. d/b/a Cellular Warehouse, Inc. (the Company) is an independent specialty retailer and wholesale distributor of cellular and wireless products, services and accessories.

The Company's stores have historically experienced, and the Company expects its stores to continue to experience, seasonal fluctuations in revenues with a larger percentage of revenues typically being realized in the fourth quarter during the holiday season. As of December 31, 1995, 1996 and 1997, the Company operated 20, 53 and 57 stores, respectively, located throughout the southeastern United States.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

ACCOUNTS RECEIVABLE

A substantial portion of the Company's accounts receivable are due from carriers of wireless communication services. Accounts receivable are net of allowances of $191,000 and $235,000 as of December 31, 1996 and 1997, respectively, which are primarily reserves for deactivations. The reserve for deactivations is calculated based on a historical percentage of deactivations over a rolling five month period.

INVENTORIES

Inventories, consisting of cellular and wireless products and related accessories, are valued at the lower of cost, based on the first-in, first-out method, or market.

                         Sosebee Enterprises, Inc. d/b/a
                            Cellular Warehouse, Inc.

                    Notes to Financial Statements (continued)





2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

PROPERTY AND EQUIPMENT

Property and equipment is stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized over the shorter of their useful life or the remainder of the noncancelable lease period.

STORE OPENING COSTS

The Company expenses store preopening costs as incurred. In connection with the opening of stores, the Company receives incentives in the form of build-out allowances from the certain cellular carriers. These incentives are recorded as deferred revenue and recognized over the Company's estimate of its customers' activation periods (seven years). At December 31, 1996 and 1997, the Company had deferred revenues of $477,600 and $674,928, respectively, relating to these openings.

CUSTOMER DEPOSITS AND REBATES

Substantially all customer deposits represent payments made to the Company by individual customers relating to the activation of cellular phones. These amounts are in addition to deposits that the customer may be required to make directly with the carrier for monthly service. In the event that a customer terminates a cellular airtime contract within six months of activation, the deposit is forfeited to the Company. The Company is not liable for customers' unpaid monthly service bills.

Certain customers are entitled to rebates from the Company based on the length of continuous usage. The Company records a liability for the rebates at the time of issuance. This liability is reduced as amounts are paid or the rebates expire.

                         Sosebee Enterprises, Inc. d/b/a
                            Cellular Warehouse, Inc.

                    Notes to Financial Statements (continued)






2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

REVENUE RECOGNITION

ACTIVATION COMMISSIONS

The Company receives activation commissions from cellular carriers for each new cellular phone subscription sold by the Company. Revenue from such commissions is recorded upon customer subscription. New subscription activation commissions are fully refundable if the subscriber cancels service within a certain minimum period of continuous active service (generally 180 days). Customers generally sign a service agreement that may require a deposit, which is forfeited in case of early cancellation. The allowance for accounts receivable includes an amount for estimated cancellation losses, net of deposit forfeitures.

RESIDUAL INCOME

The Company receives monthly residual income from the cellular service providers based on a percentage of actual phone usage by its subscribers. Revenue from residual income is generally recorded as the cellular service is provided.

PRODUCT SALES AND OTHER

Revenue from retail product sales is recorded upon customer purchase. Revenue from wholesale product sale is recognized upon shipment of goods. Revenue from prepaid pager service is deferred and recognized over the period service is provided, usually three to twelve months. Revenue from monthly installment pager service contracts is recorded as earned. Approximately $12,000, $354,000 and $772,000 of revenue from prepaid pager service was recognized in the years ended December 31, 1995, 1996 and 1997, respectively.

                         Sosebee Enterprises, Inc. d/b/a
                            Cellular Warehouse, Inc.

                    Notes to Financial Statements (continued)






2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

ADVERTISING

The Company expenses advertising costs as incurred. Advertising expense, which is included in selling, general and administrative is recorded net of cooperative advertising payments received. Net advertising expense amounted to approximately $494,000, $594,000 and $959,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS

During 1996, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets", which requires impairment losses to be recorded on long-lived assets when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. The adoption of SFAS No. 121 had no effect on the Company's financial statements.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INCOME TAXES

The Company has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, the Company does not pay federal or state corporate income taxes. Instead, the stockholders are liable for individual federal and state income taxes on their respective shares of the Company's taxable income.

                         Sosebee Enterprises, Inc. d/b/a
                            Cellular Warehouse, Inc.

                    Notes to Financial Statements (continued)






2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INCOME TAXES (CONTINUED)

The pro forma provision for federal and state income taxes for the years ended December 31, 1995, 1996 and 1997 would be approximately $900,000, $2,600,000 and
$2,900,000, respectively and would have recorded deferred tax assets of approximately $50,000 and $230,000 December 31, 1995 and 1996, respectively, and a deferred tax liability of approximately $350,000 at December 31, 1997. The pro forma provision reflects amounts that would have been recorded had the Company's income been taxed for state and federal purposes as if it were a C Corporation and accounted for taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

3. ACQUISITIONS OF CUSTOMER BASES

During 1996, the Company acquired the customer residual income rights and certain inventories and fixed assets of Dekalb Cellular, Inc., Car Phone Center, Inc., and American Radio Corp. and certain assets and the customer residual income rights of Commonwealth Distributors, Inc., East Coast Group, Inc. and Cellular Trading Corp. (each a cellular phone retailer) for a total of approximately $1.8 million in cash. These acquisitions gave rise to an intangible asset (acquired customer base) of $1.2 million relating to the value of rights to the residual income.

In 1997, the customer residual income rights of Southeast Telecom, Inc. (a cellular phone retailer) was acquired for $320,000.

All of the acquisitions are accounted for as purchases, and, accordingly, the residual income attributable to each entity is included in the income statement from the effective dates of purchase. The intangible assets relating to these acquisitions are being amortized over 7 years, the estimated contract period. The accumulated amortization was approximately $225,000 and $544,000 at December 31, 1996 and 1997, respectively.

                         Sosebee Enterprises, Inc. d/b/a
                            Cellular Warehouse, Inc.

                    Notes to Financial Statements (continued)






4. PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

                                           USEFUL                   DECEMBER 31
                                            LIVES             1996               1997
                                      --------------------------------------------------------

Signs                                         5            $      4,624      $      4,624
Vehicles and equipment                        5                 218,107           218,107
Furniture and fixtures                        7                 101,848           101,848
Leasehold improvements                       5-7                634,072           906,740
                                                       ---------------------------------------
                                                                958,651         1,231,319

Less accumulated depreciation and
  amortization                                                 (188,347)         (399,093)
                                                       ---------------------------------------
                                                           $    770,304      $    832,226
                                                       =======================================

5. COMMITMENTS AND CONTINGENCIES

The Company leases retail, office and warehouse space and certain equipment under operating leases which expire at various dates through 2002 with options to renew certain of such leases for additional periods. The lease agreements covering retail space provide for minimum rentals and/or rentals based on a percentage of sales.

Future minimum payments under operating leases at December 31, 1997 are approximately as follows:

Years ending December 31:
   1998                                                        $1,343,700
   1999                                                           921,700
   2000                                                           482,600
   2001                                                           236,100
   Thereafter                                                      71,800
                                                       -----------------------
Total                                                          $3,055,900
                                                       =======================

                         Sosebee Enterprises, Inc. d/b/a
                            Cellular Warehouse, Inc.

                    Notes to Financial Statements (continued)






5. COMMITMENTS AND CONTINGENCIES (CONTINUED)

Total rent expense for the years ended December 31, 1995, 1996 and 1997 was approximately, $438,500, $1,101,000 and $1,557,000, respectively.

6. RELATED PARTY TRANSACTIONS

The Company paid $6,000 per month for rent of a building during the year ended December 31, 1997 and $5,000 per month during the year ended December 31, 1996 to a shareholder of the Company. Also, a shareholder of the Company is a shareholder in the bank with which the Company currently maintains its operating accounts.

7. SIGNIFICANT CUSTOMERS

Two customers accounted for 100% of the Company's activation commissions and residual income for the years ended December 31, 1995, 1996 and 1997. Accounts receivable from these customers accounted for 97% and 99% of the total net accounts receivable at December 31, 1996 and 1997, respectively.

8. EMPLOYEE BENEFIT PLAN

In January 1995, the Company adopted a defined contribution plan (401(k) Plan) for all eligible employees based on years of service. The basis for determining contributions is a percentage of the employees' compensation not to exceed 15%. Contributions made by the Company are at the discretion of the Board of Directors. The Company made contributions of $23,717 and $24,869 during the years ended December 31, 1996 and 1997, respectively, and did not make any contributions during the year ended December 31, 1995.

9. ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts of cash and cash equivalents, accounts receivable, trade accounts payable and accrued expenses approximate fair value because of their short duration to maturity.

                         Sosebee Enterprises, Inc. d/b/a
                            Cellular Warehouse, Inc.

                    Notes to Financial Statements (continued)






10. SUBSEQUENT EVENT

On April 2, 1998, the shareholders of the Company sold the stock of the Company to Let's Talk Cellular & Wireless, Inc. (LTCW). In the transaction, LTCW issued 550,000 shares of common stock and paid approximately $17.5 million in cash in exchange for all of the outstanding stock of Cellular Warehouse. The transaction represents an equity value of approximately $28 million, based on LTCW's April 2, 1998 closing stock price of $19.00 per share.

11. YEAR 2000 (UNAUDITED)

The Company recognizes the need to ensure its operations will not be adversely impacted by year 2000 software failures. The Company intends to take the actions necessary to ensure that systems and applications will recognize and process information in the year 2000 and beyond. While efforts are underway and no estimate of the cost of this effort has been determined, management currently does not expect the cost of year 2000 compliance to be material to its consolidated financial statements.

                      LET'S TALK CELLULAR & WIRELESS, INC.
                      PRO FORMA FINANCIAL DATA (unaudited)

The following unaudited pro forma condensed consolidated statements of income for the nine months ended April 30, 1998 and the year ended July 31, 1997, reflect the historical statements of income of the Company, adjusted to reflect the effects of the Cellular Warehouse Acquisition and related transactions, the Telephone Warehouse Acquisition and related transactions, the sale of Common Stock completed in an initial public offering and the application of a portion of the net proceeds therefrom to the repayment of outstanding bank indebtedness and certain shareholder notes and as if such transactions had occurred as of the beginning of the periods presented. Share and per share amounts give effect to a 3.289-for-one stock split effected on October 20, 1997.

On April 2, 1998 (effective March 1, 1998), the Company purchased all of the outstanding shares of Common Stock of Cellular Warehouse, in exchange for $19.9 million in cash, including acquisition costs of approximately $884,000, and 550,000 shares of the Company's Common Stock. The value of the 550,000 shares was approximately $7.6 million, based on the Company's March 1, 1998 closing stock price of $13.75 per share. The fair value of net assets acquired, including approximately $3.6 million allocated to acquired residual income, was approximately $7.1 million. The purchase price exceeded the fair value of the net assets acquired by approximately $20.4 million, which amount will be amortized on a straight line basis over 30 years. The allocated cost of residual income is being amortized on an accelerated basis. The acquisition was accounted for using the purchase method of accounting. In connection with the Cellular Warehouse Acquisition, the Company entered into a term loan with a bank totaling $21.5 million bearing interest at a variable percentage above the commercial paper rate.

On June 27, 1997 (effective June 30, 1997), the Company purchased 100% of the outstanding shares of common stock of Telephone Warehouse from Texas Cellular Partners, L.P. (TCP), an affiliate of HIG Fund V, Inc. (an affiliate of the controlling shareholder of the Company), in exchange for 1,817,468 shares of the Company's Common Stock and assumption of $13.1 million of indebtedness. The fair value of the shares issued was approximately $2.8 million. The fair value of net assets acquired, including approximately $1.6 million (net of deferred tax liability of $942,000) allocated to acquired residual income was approximately $4.9 million. The purchase price exceeded the fair value of the net assets acquired by approximately $11.0 million, which amount is being amortized on a straight line basis over 30 years. The allocated cost of residual income is being amortized on an accelerated basis. The acquisition was accounted for using the purchase method of accounting. In connection with the acquisition of Telephone Warehouse, the Company refinanced its debt and issued warrants to NationsCredit Commercial Corporation, the Company's bank lender (NationsCredit), to purchase a total of 106,596 shares of the Company's Common Stock at an exercise price of $.00003 per share.

In a previous transaction, on January 1, 1997, TCP had purchased from the President and sole shareholder of Telephone Warehouse, Ronald Koonsman, all of the outstanding stock of Telephone Warehouse for a purchase price of $15.1 million including acquisition costs of approximately $200,000.

Simultaneous with the acquisition of Telephone Warehouse, the Company induced the holder of the Company's outstanding Series A Preferred Stock to convert all outstanding shares of the Series A Preferred Stock to Common Stock by increasing the conversion ratio of the Series A Preferred Stock from 17.5 to 1 to 21.38 to
1. As a result of such conversion, the holder of the Company's outstanding Series A Preferred Stock surrendered certain rights to enforce various restrictive covenants regarding the Company's operations. Upon such conversion, the holder of the Series A Preferred Stock received 2,137,850 shares of Common Stock (388,701 shares in addition to the original conversion ratio). The fair value of the 388,701 shares at the date of issuance was determined to be approximately $320,000.

The accompanying unaudited pro forma condensed consolidated statements of income for the nine months ended April 30, 1998 and the year ended July 31, 1997, reflect the historical statements of income of the Company, adjusted to reflect the effects of the Cellular Warehouse Acquisition, the Telephone Warehouse Acquisition, the conversion of Preferred Stock into Common Stock and as if such transactions had occurred on August 1, 1996.

The unaudited pro forma consolidated financial data and accompanying notes should be read in conjunction with the Financial Statements and related notes of Sosebee Enterprises, Inc. d/b/a Cellular Warehouse, Inc. which are included herein, the Financial Statements and the related notes of the Company and the Combined Financial Statements and related notes of Telephone Warehouse which are included in the Company's Registration Statement on Form S-1 filed on November 24, 1997. The Company believes that the assumptions used in the following statements provide a reasonable basis on which to present the pro forma financial data. The purchase price allocation is based on preliminary data. The unaudited pro forma financial data is provided for informational purposes only and should not be construed to be indicative of the Company's financial condition or results of operations had the transactions and events above been consummated on the dates assumed and are not intended to constitute projections with regards to the Company's financial condition as of any future date or results of operations for any future period.

              Pro Forma Condensed Consolidated Statement of Income
                    For the nine months ended April 30, 1998
                                  (Unaudited)


                                                                             Cellular
                                                                             Warehouse
                                                                           Seven months
                                                            The                ended              Pro Forma
                                                          Company         April 30, 1998         Adjustments       Pro Forma
                                                     ----------------  ---------------------  -----------------  --------------
Net revenues:
  Retail sales                                         $ 27,882,650         $   5,507,711        $         --      $ 33,390,361
  Activation commissions                                 28,804,420            13,004,318                            41,808,738
  Residual income                                         8,966,889             3,343,967                            12,310,856
  Wholesale sales                                        21,050,515                    --                            21,050,515
                                                      -------------         -------------        ------------      ------------
    Total net revenues                                   86,704,474            21,855,996                  --       108,560,470

Cost of sales                                            49,673,915             8,039,546                            57,713,461
                                                      -------------         -------------        ------------      ------------
Gross profit                                             37,030,559            13,816,450                  --        50,847,009

Operating expenses:
  Selling, general and administrative                    31,813,342             8,457,058                            40,270,400
  Depreciation and amortization                             985,150                40,949                             1,026,099
  Amortization of intangibles                             1,438,938                    --             809,560 (1)     2,248,498
                                                      -------------         -------------        ------------      ------------
    Total operating expenses                             34,237,430             8,498,007             809,560        43,544,997
                                                      -------------         -------------        ------------       -----------

Income from operations                                    2,793,129             5,318,443            (809,560)        7,302,012
Interest expense, net                                    (1,052,799)                   --          (1,114,942)(2)    (2,167,741)
Other                                                            --                10,001                                10,001
                                                      -------------         -------------        ------------      ------------

Income before provision for income taxes                  1,740,330             5,328,444          (1,924,502)        5,144,272

Income tax provision                                        819,704                    --           1,240,213 (3)     2,059,917
                                                      -------------         -------------        ------------      ------------

Income before extraordinary charge                          920,626             5,328,444          (3,164,715)        3,084,355

Extraordinary charge on debt retirement, net of taxes       631,584                    --                  --           631,584
                                                      -------------         -------------        ------------      ------------

    Net income                                         $    289,042         $   5,328,444         $(3,164,715)     $  2,452,771
                                                      =============         =============        ============      ============



Basic and Diluted:

Income before extraordinary charge                     $       0.12                                                $       0.35

Extraordinary charge                                          (0.08)                                                      (0.07)
                                                      -------------                                                ------------

Net income per share                                   $       0.04                                                $       0.28 (4)
                                                      =============                                                ============



Weighted average shares outstanding:

  Basic                                                   7,381,246                                                   8,749,762 (4)
                                                      =============                                                ============

  Diluted                                                 7,390,505                                                   8,759,021
                                                      =============                                                ============

               Pro Forma Condensed Consolidated Statement of Income
                            Year ended July 31, 1997
                                  (Unaudited)


                                                                           Telephone
                                                                           Warehouse
                                                                         Eleven Months
                                             The          Cellular           Ended            Pro Forma
                                           Company        Warehouse     June 30, 1997        Adjustments         Pro Forma
                                      ---------------- -------------   -----------------    -------------      -------------
Net revenues:
  Retail sales                          $ 13,230,085    $  8,522,600    $   6,008,790         $         --     $  27,761,475
  Activation commissions                  12,574,633      20,122,806        6,618,948                             39,316,387
  Residual income                          1,948,169       5,174,436        8,186,855                             15,309,460
  Wholesale sales                          2,309,082              --       23,529,042                             25,838,124
                                       -------------    ------------    -------------         ------------      ------------
    Total net revenues                    30,061,969      33,819,842       44,343,635                   --       108,225,446

Cost of sales                             14,822,617      14,400,590       29,589,564                             58,812,771
                                       -------------    ------------    -------------         ------------      ------------
Gross profit                              15,239,352      19,419,252       14,754,071                   --        49,412,675

Operating expenses:
  Selling, general and
   administrative                         13,993,392      13,017,756        9,588,511              (35,000)(1)    36,564,659
  Former shareholder compensation
   expense                                    80,000              --        1,080,000           (1,060,000)(1)       100,000
  Depreciation and amortization              451,108          77,233          189,004                                717,345
  Amortization of intangibles                417,739              --        1,120,997              637,642 (2)     3,799,349
                                                                                                 1,622,971 (3)
                                       -------------    ------------    -------------         ------------      ------------
    Total operating expenses              14,942,239      13,094,989       11,978,512            1,165,613        41,181,353
                                       -------------    ------------    -------------         ------------      ------------

Income from operations                       297,113       6,324,263        2,775,559           (1,165,613)        8,231,322
Interest expense, net                       (340,102)             --         (714,997)            (846,477)(4)    (1,820,708)
                                                                                                (1,711,158)(5)
                                                                                                 1,792,026 (6)
Other                                             --              --            7,598                                  7,598
                                       -------------    ------------    -------------         ------------      ------------

Income (loss) before provision for
  income taxes                               (42,989)      6,324,263        2,068,160           (1,931,222)        6,418,212

Income tax provision                           2,842                          680,402            1,792,640 (7)     2,475,884
                                       -------------    ------------    -------------         ------------      ------------

    Net income (loss)                        (45,831)      6,324,263        1,387,758           (3,723,862)        3,942,328

Fair value of Common Stock
  distributed to preferred shareholder
  to induce conversion of Series A
  Preferred Stock                           (320,000)                              --              320,000 (8)            --
                                       -------------    ------------    -------------         ------------      ------------

Net income (loss) applicable to common
  shareholders                          $   (365,831)   $  6,324,263    $   1,387,758          $(3,403,862)     $  3,942,328
                                       =============    ============    =============         ============      ============


Basic and Diluted:

Net income (loss) applicable to common
  shareholders per share                $      (0.07)                                                           $       0.44 (9)
                                       =============                                                            ============


Basic and Diluted:

Weighted average shares outstanding     $  6,199,762                                                            $  8,749,762 (9)
                                       =============                                                            ============

Notes to Pro Forma Condensed Consolidated Financial Statements (unaudited)


CONDENSED CONSOLIDATED STATEMENTS OF INCOME - NINE MONTHS ENDED APRIL 30, 1998

 (1) Reflects increase to amortization of intangible assets for the Cellular Warehouse Acquisition. Goodwill totaling approximately $20.4 million is being amortized over 30 years and the allocated cost of acquired residual income of approximately $3.6 million is being amortized on an accelerated basis according to the anticipated timing of acquired cash flows, resulting in incremental amortization as follows:

      Incremental amortization of goodwill                       $     409,600
      Incremental amortization of acquired residual income             399,960
                                                                 -------------
                    Pro forma adjustment                         $     809,560

 (2) Reflects incremental interest expense and incremental amortization of deferred financing costs on new borrowings to fund the Cellular Warehouse Acquisition of $21.5 million as if such debt was outstanding as of the beginning of the period presented, as follows:


      Incremental interest expense on new borrowings             $   1,049,170
      Incremental amortization of deferred financing
            costs on new debt                                           65,772
                                                                 -------------
                                Pro forma adjustment             $   1,114,942


(3) Reflects recognition of income tax expense associated with the following:


    Income tax provision as if Cellular Warehouse were a
      C-Corporation as of August 1, 1996                         $   1,971,524
    Tax effect of pro forma adjustments at statutory rates            (731,311)
                                                                 -------------
                                Pro forma adjustment             $   1,240,213


(4) Net income per share is calculated by using the weighted average number of shares of Common Stock outstanding during the period, assuming the conversion of the Series A Preferred Stock into 2,137,850 shares of Common Stock, the issuance of the 1,817,468 shares of Common Stock to purchase Telephone Warehouse, the issuance of 106,596 warrants in connection with the Company's debt refinancing, the issuance of 550,000 shares of Common Stock to purchase Cellular Warehouse and the issuance of 2,000,000 shares of Common Stock in connection with the offering had all occurred as of August 1, 1997, resulting in 8,749,762 weighted average shares outstanding.

Notes to Pro Forma Condensed Consolidated Financial Statements (unaudited)


CONDENSED CONSOLIDATED STATEMENTS OF INCOME - YEAR ENDED JULY 31, 1997

(1) Reflects reduction of compensation expense to $100,000 per year based on a new employment agreement signed at the time of the Telephone Warehouse Acquisition by Ronald Koonsman providing for the following: (i) for the six month period beginning on July 1, 1997, a salary of $50,000 and (ii) for the 12 month period beginning on January 1, 1998, a salary of $100,000. The agreement also provided for a non-recurring bonus of $950,000 that was paid prior to December 31, 1997. As a non-recurring charge, such bonus is not included herein. Also reflects a new employment arrangement entered into at the time of the Telephone Warehouse Acquisition with the Vice President of Telephone Warehouse that provided for a reduction in compensation expense from 10% to 5% of annual income before interest, taxes, depreciation and amortization and management fees.

(2) Reflects increase to amortization of intangible assets for the Telephone Warehouse Acquisition. Goodwill totaling approximately $11.0 million is being amortized over 30 years and the allocated cost of acquired residual income of approximately $2.5 million is being amortized on an accelerated basis according to the anticipated timing of acquired cash flows, resulting in incremental amortization as follows:

     Incremental amortization of goodwill                           $163,791
     Incremental amortization of acquired residual income            473,851
                                                               -------------
                       Pro forma adjustment                         $637,642

     The amortization of the allocated cost of acquired residual income subsequent to July 31, 1997 is expected to be approximately as follows:

     Fiscal 1998                                                  $1,507,000
     Fiscal 1999                                                     676,000
     Fiscal 2000                                                     189,000
     Fiscal 2001                                                       5,000
                                                               -------------
                                                                  $2,377,000

Notes to Pro Forma Condensed Consolidated Financial Statements (unaudited)


(3) Reflects increase to amortization of intangible assets for the Cellular Warehouse Acquisition. Goodwill totaling approximately $20.4 million is being amortized over 30 years and the allocated cost of acquired residual income of approximately $3.6 million is being amortized on an accelerated basis according to the anticipated timing of acquired cash flows, resulting in amortization as follows:

     Amortization of goodwill                                       $679,467
     Amortization of acquired residual income                        943,504
                                                            ----------------
                      Pro forma adjustment                        $1,622,971

     The amortization of the allocated cost of acquired residual income subsequent to July 31, 1997 is expected to be approximately as follows:

      Fiscal 1998                                                   $740,000
      Fiscal 1999                                                    581,000
      Fiscal 2000                                                    456,000
      Fiscal 2001                                                    358,000
      Fiscal 2002                                                    281,000
      Fiscal 2003                                                    220,000
                                                             ---------------
                                                                  $2,636,000

(4) Reflects incremental interest expense and incremental amortization of deferred financing costs on assumed debt of Telephone Warehouse, comprised of $11.1 million in bank indebtedness and $2 million in note payable to former shareholder, and new borrowings to fund the Telephone Warehouse Acquisition of $2 million as if such debt was outstanding as of the beginning of the period presented, as follows:

     Incremental interest expense on assumed debt                   $583,706
     Incremental interest expense on new borrowings                   51,125
     Incremental amortization of deferred financing
       costs on assumed debt                                         137,590
     Incremental amortization of deferred financing
       costs on new debt                                              74,056
                                                                ------------
                      Pro forma adjustment                          $846,477

Notes to Pro Forma Condensed Consolidated Financial Statements (unaudited)



(5) Reflects interest expense and amortization of deferred financing costs on new borrowings to fund the Cellular Warehouse Acquisition of $21.5 million as if such debt was outstanding as of the beginning of the period presented, as follows:

     Interest expense on new borrowings                            $1,612,500
     Amortization of deferred financing
         costs on assumed debt                                         98,658
                                                              ---------------
                    Pro forma adjustment                           $1,711,158


(6) Reflects a reduction in interest expense assuming the repayment of bank indebtedness of $14.1 million and certain shareholder notes of $258,100 with a portion of the proceeds from the offering.

(7)  Reflects recognition of income tax expense associated with the following:


      Income tax provision as if Cellular Warehouse
        were a C-Corporation as of August 1, 1996                  $2,339,977
      Income tax provision as if all Telephone Warehouse
        entities were a C-Corporations as of August 1, 1996           145,420
      Tax effect of pro forma adjustments at statutory rates         (517,432)
      Tax benefit associated with the incremental amortization
        of the acquired residual income                              (175,325)
                                                               ---------------
                                Pro forma adjustment               $1,792,640


(8) Reflects the reversal of a non-recurring distribution resulting from the issuance of 388,701 shares of Common Stock distributed to induce the conversion of the Series A Preferred Stock into a total of 2,137,850 shares of Common Stock. The conversion of the Series A Preferred Stock was a condition precedent to the Telephone Warehouse Acquisition.

Notes to Pro Forma Condensed Consolidated Financial Statements (unaudited)



(9) Net income per share applicable to common shareholders is calculated by using the weighted average number of shares of Common Stock outstanding during the period, assuming the conversion of the Series A Preferred Stock into 2,137,850 shares of Common Stock, the issuance of the 1,817,468 shares of Common Stock to purchase Telephone Warehouse, the issuance of 106,596 warrants in connection with the Company's debt refinancing, the issuance of 550,000 shares of Common Stock to purchase Cellular Warehouse and the issuance of 2,000,000 shares of Common Stock in connection with the offering had all occurred as of August 1, 1996 resulting in, 8,749,762 weighted average shares outstanding. Accretion to redemption value of the Series A Preferred Stock of $62,640, has been deducted from net income for purposes of calculating net income per share applicable to common shareholders.